Consent of Independent Accountant


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated January 13, 1998 (except as to the fourth paragraph of Note 8, which is as of March 16, 1998), appearing on page 50 of the 1997 Annual Report to Shareholders of Biogen, Inc., which is incorporated by reference in Biogen, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PricewaterhouseCoopers LLP
Boston, Massachusetts
February 1, 1999